                                                                    Exhibit 11-1

Analog Devices, Inc.

Computation of Earnings Per Share (Unaudited)
  (in thousands, except per share data)

                                                        Three Months Ended
                                                        ------------------

                                                February 1, 1997     February 3, 1996
                                                ----------------     ----------------

PRIMARY EARNINGS PER SHARE


Weighted average common and common equivalent shares:

   Weighted average common shares outstanding           158,195         151,179
   Assumed exercise of common stock equivalents (1)       6,770           9,129
   Assumed conversion of subordinated notes              10,985           5,268
                                                       --------        --------
   Weighted average common and common
     equivalent shares                                  175,950         165,576
                                                       ========        ========

Net income                                             $ 39,180        $ 40,092
Interest related to convertible subordinated
   notes, net of tax                                      1,425             719
                                                       --------        --------

Earnings available for common stock                    $ 40,605        $ 40,811
                                                       ========        ========

PRIMARY EARNINGS PER SHARE                             $   0.23        $   0.25
                                                       ========        ========

FULLY DILUTED EARNINGS PER SHARE

Weighted average common and common equivalent shares:
   Weighted average common shares outstanding           158,195         151,179
   Assumed exercise of common stock equivalents (1)       7,295           9,312
   Assumed conversion of subordinated notes              10,985           5,268
                                                       --------        --------
   Weighted average common and common
     equivalent shares                                  176,475         165,759
                                                       ========        ========

Net income                                             $ 39,180        $ 40,092
Interest related to convertible subordinated
   notes, net of tax                                      1,425             719
                                                       --------        --------

Earnings available for common stock                    $ 40,605        $ 40,811
                                                       ========        ========

FULLY DILUTED EARNINGS PER SHARE                       $   0.23        $   0.25
                                                       ========        ========

----------

(1)  Computed based on the treasury stock method.





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